FOR IMMEDIATE RELEASE	Contact:	Ed Jaehne
Chief Strategy Officer
443-270-5300

KEYW Announces Share Repurchase Program

Hanover, MD, December 7, 2011 (GlobeNewswire) – The KEYW Holding Corporation (NASDAQ:  KEYW) announces that the Board of Directors has approved the repurchase of up to 2 million of its outstanding shares of common stock.  Under the program, KEYW is authorized to repurchase shares over the next 12 months in open market or privately negotiated transactions, depending on prevailing market conditions and other factors.  KEYW plans to use a combination of cash and debt, under its existing credit facility, to repurchase shares, at management’s discretion.  The repurchase program may be suspended or discontinued at any time.  KEYW intends to complete any transactions under this program in accordance with the Security and Exchange Commission’s Safe Harbor Rules for corporate stock repurchases.

“We believe that KEYW’s common stock is currently undervalued in the marketplace and that repurchases represent an attractive and strategic use of the Company’s resources,” commented Leonard Moodispaw, CEO and President of KEYW.  “With a strong balance sheet and robust cash flow, we believe that our share buyback is an opportunity to enhance the per-share intrinsic value of KEYW shares.  Acquisitions remain an important part of our strategy and we continue to see many interesting opportunities.  We believe this share repurchase program will contribute to our ability to make accretive acquisitions at favorable terms.”

About KEYW:  KEYW provides agile cyber superiority, cybersecurity, and geospatial intelligence solutions, primarily for U.S. Government intelligence and defense customers.  We create our solutions by combining our services and expertise with hardware, software, and proprietary technology to meet our customers’ requirements.  For more information contact KEYW Corporation, 1334 Ashton Road, Hanover, Maryland 21076; Phone 443-270-5300; Fax 443-270-5301; E-mail investors@keywcorp.com, or on the Web at www.keywcorp.com.

Forward-Looking Statements: Statements made in this press release that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.    Such statements include but are not limited to statements about our future expectations, plans and prospects, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” “potential,” and similar expressions, including statements regarding the intrinsic value of KEYW shares, and statements regarding our expectations for growth opportunities for the acquisition just completed.  Our actual results, performance or achievements or industry results may differ materially from those expressed or implied in these forward-looking statements. These statements involve numerous risks and uncertainties, including but not limited to those risk factors set forth in our Annual Report on Form 10-K, dated and filed March 29, 2011 with the Securities and Exchange Commission (SEC) as required under the Securities Act of 1934, and other filings that we make with the SEC from time to time.  Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements.  KEYW is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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